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                                                   Exhibit (1)(c)

                       SEQUOIA FUND, INC.

                      ARTICLES OF AMENDMENT


         SEQUOIA FUND, INC., a Maryland corporation (hereinafter

called the "Corporation"), having its principal office within the

State of Maryland at First Maryland Building, Floor 10A, Suite

1006, Baltimore, Maryland 21201 in care of The Corporation Trust,

Incorporated, hereby certifies to the State Department of

Assessments and Taxation of Maryland that:

         FIRST:    The charter of the Corporation is hereby

amended by adding a new paragraph (f) to Article SEVENTH, which new paragraph (f) shall read in its entirety as follows:

              "(f) Notwithstanding any provision of the General Corporation Law of the State of
         Maryland requiring a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of a majority of the aggregate number of votes entitled to be cast thereon subject to any applicable requirements of the Investment Company Act of 1940, as from time to time in effect, or rules or orders of the Securities and Exchange Commission or any successor thereto."

         SECOND:   The Board of Directors of the Corporation, at

a meeting on March 30, 1981, adopted a resolution by unanimous vote setting forth the foregoing amendment to the charter,

declaring that the said amendment to the charter was advisable and directing that it be submitted for action thereon at the




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annual meeting of the stockholders of the Corporation to be held an April 28, 1981.

         THIRD:    Notice setting forth the said amendment to the

charter and stating that a purpose of the meeting of the

stockholders would be to take action thereon was given as

required by law to all stockholders of the Corporation entitled to vote thereon.  The amendment of the charter of the Corporation as hereinabove set forth was approved by the stockholders of the

Corporation at said meeting held on April 28, 1981 by the

affirmative vote of two-thirds of all the votes entitled to be cast thereon.

         FOURTH:   The amendment of the charter of the

Corporation as hereinabove set forth has been duly advised by the

Board of Directors and approved by the stockholders of the

Corporation.

         IN WITNESS WHEREOF, SEQUOIA FUND, INC. has caused these

presents to be signed in its name and on its behalf by its

President and to be attested by its Secretary on May 8, 1981.


                                  SEQUOIA FUND, INC.


                                  By:  /s/ Richard T. Cunniff
                                       Richard T. Cunniff
                                           President
ATTEST:


  /s/ Robert R. Paczkowski
Robert R. Paczkowski
     Secretary




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69900020.AW1